UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2017

CARBON SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-54817	20-5451302
(Commission File Number)	(I.R.S. Employer Identification No.)

5511C Ekwill Street, Santa Barbara, California	93111
(Address of principal executive offices)	(Zip Code)

(805) 456-7000
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

SECTION 5.  CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

General.  Effective July 1, 2017, Carbon Sciences, Inc., a Nevada corporation (the “Company”) appointed Gerard F. Hug as a new director and the new chief executive officer of the Company.  Mr. William E. Beifuss, Jr. stepped down as the interim chief executive officer of the Company, effective July 1, 2017.

Compensation Arrangements.  In consideration for Gerald F. Hug’s services as the chief executive officer of the Company on an “at-will,” full-time basis, the Company has agreed to pay Mr. Hug a base salary in the amount of $20,000 per month.  Mr. Hug executed the Company's standard Employment Confidentiality and Inventions Agreement.

Biographical Information.

Gerald F. Hug, age 50, is a seasoned business executive with experience in the mobile communications and data collection and analytics industry. Mr. Hug served as the chief executive officer of SITO Mobile, Ltd. (“SITO”) from November 2014 to February 2017, where he architected and executed the transformation of the company from an SMS aggregator to a Location-Based Mobile Advertising company.  Mr. Hug joined SITO in 2011 as its director of corporate development, was then promoted to executive vice president in March 2013, and was then promoted to interim chief executive officer in August 2014. Between 2007 and 2010, Mr. Hug was the co-founder and president of Waveyard Development LLC, a water-sports resort destination development company. From 2003 to June 2006, Mr. Hug served as the executive vice president and chief strategy officer of Wireless Retail Inc., a $400 million wireless services company that was among the first U.S. businesses to use the store-in-store business model to sell mobile phones for wireless carriers through large nationwide retailers. Mr. Hug was the interim chief financial officer for Wireless Retail Inc. leading up to its sale to Radio Shack Corporation. From 2002 to 2004, Mr. Hug was the managing partner of Redwood Partners, an early-stage merchant bank and advisory firm that focused on providing early-stage capital and executive management to technology, media and telecommunications businesses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CARBON SCIENCES, INC.

(Registrant)

Date: July 6, 2017

/s/ William E. Beifuss, Jr.

William E. Beifuss, Jr., President